Exhibit 10.49

PROPOSAL/MEMORANDUM OF UNDERSTANDING

March 26, 2007

IWT Tesoro Corp.

C/O H W Boucher

101 Post Road Rest

Suite 10

Westport, CT 06880

Re: Media Campaign for IWT Tesoro Corp

Global Media Fund, Inc. (GMF) is pleased to present this offer to produce and distribute a total of Five Million Dollars ($5,000,000) worth of nationally syndicated newspaper features, nationally syndicated radio features and other media on behalf of IWT Tesoro Corp. (IWTT), using the industry standard advertising rates currently utilized by GMF, over a Thirty-Six (36) month time frame. IWTT will have the option to choose at its discretion the balance ($5,000,000) of print, radio and other media features as outlined below. GMF has summarized some expected exposure values in the paragraphs below assuming that IWTT chooses to utilize print features only. These exposure values are not guaranteed numbers, but are based upon current average results displayed over the selected time frame for illustrative purposes. They do not factor in media campaign ramp up times, or the fact that the print features will continue to run for up to eighteen months after the last feature is distributed.

FORMS OF MEDIA AVAILABLE

1. Newspaper Features

The newspaper features will be specifically about your company and distributed to 10,000 daily and weekly newspapers, news, and wire services. Our services will include: feature consultation and development, writing and editing, printing, delivery, clippings and readership reports including comparable advertising space value reports. You will have final approval on all copy.

Your features will be distributed on computer disks, by direct electronic feed and in a hard copy cameraready format. GMF will deliver clipping reports beginning ten (10) weeks after media pick up; these reports will continue to be sent on a monthly basis for one (1) calendar year from delivery (date feature was distributed).

Newspaper Distribution Guarantee. Although placement is subject to individual editorial discretion, GMF offers the following guarantee: each print feature must receive placements in at least one hundred (100) newspapers (we currently average 648 placements per feature). If the placements do not total 100 within a six (6) month period of your sign-off on the feature, GMF will re-write and/or re-distribute that feature at no cost to you until the guaranteed minimum of 100 is obtained.

Expected Print Exposure Assuming that IWTT chooses to utilize print features only and to run the print features evenly over the one (1) year time frame, the print features would reach an estimated audience of One Hundred and One Million Three Hundred Seventy Six Thousand (101,376,000) readers per month for twenty-four (24) months.

2.             Radio Features

The radio features will be nationally syndicated radio features specifically about your company. Your scripts will be written by media and radio professionals, read by radio professionals, produced on a CDROM and sent to over 6,000 radio stations around the country. In addition to the CD, a script of your public service message is distributed as well, so that announcers can “localize” the material.

Radio Features consist of two 30-second scripts under one heading written to your approval. You will have final approval on all radio features. GMF will deliver radio exposure reports on a monthly basis for the duration of the media campaign that details each radio station that played the feature.

3.             Television Media

The television spots will normally be 30 second, 60 second or television format standard time spots. Your television ad will be produced by television media professionals and will be distributed on television networks. Some examples of television networks are ESPN, Fox Sports, Lifetime, NBC, etc. You will have final approval on all television spots and media values will be applied from the rate card.

4.             Internet Media, Marketing and Services

The internet media category may include many forms of media. These forms include professional services to build or enhance customers’ websites, services to optimize websites, search engine optimization, email marketing and other services. We can also provide custom designed Internet campaigns for each of our clients. The customer will have final approval on all internet marketing services and media values will be applied from industry standards.

5.             Marketing Services

GMF provides marketing services including: creating marketing pieces, creating advertisements, creating marketing promotions, events management, travel services and is committed to continuously adding to our marketing portfolio. As we add more marketing categories, our clients will have an opportunity to take advantage of the new offerings. Customers will have final approval on all new marketing activities and values will be applied from industry standards.

Other marketing services such as printing, food and catering for events, sales or marketing goods and services are not in the scope of this agreement and if provided will be billed on a monthly basis. Any such services provided will be approved in advance by IWTT. If these payments are made in unrestricted free trading shares then these shares shall valued as outlined below in the “Unrestricted Stock Valuation (Market Price)” section of the Unrestricted Stock Terms.

6.             Golf Events and Sponsorships

Golf events and sponsorships are offered to GMF clients on an event by event basis based on inventory. These golfing events are typically nationally televised and include things like signage, localized media, purse, an events ceremony and a full range of offerings around each event. GMF clients will have an opportunity to take advantage of these offerings. Customers will have final approval on all new events and values will be applied from industry standards.

7.             Other Media

GMF is committed to continuously adding to our portfolio of media. As we add more media to our portfolio, our clients will have an opportunity to take advantage of the new offerings. Customers will have final approval on all new media.

In Consideration of Media Campaign

The total all-inclusive cost for this media campaign is Two Million Dollars ($2,000,000). Payment will be in two forms, (i) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) in shares of restricted common stock of Company (the “Restricted Shares”) and (ii) Two Hundred Fifty Thousand Dollars ($250,000) in cash or unrestricted common stock of Company (the “Unrestricted Shares”). The number of Restricted Shares to be issued as payment for the $1,750,000 shall be calculated using the “Restricted Stock Valuation (Market Price)” defined below. If the cash/Unrestricted stock payment is paid in Unrestricted stock than the number of Unrestricted Shares to be issued as payment for the $250,000 shall be calculated using the “Unrestricted Stock Valuation (Market Price)” defined below.

Restricted Stock Payment.

The restricted shares portion of this Memorandum of Understanding (“MOU”) shall be paid as follows:

One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) worth in shares of restricted common stock of IWTT (the “Restricted Shares”) to be paid upon execution of this document. The number of shares to be issued as payment for this $1,750,000 shall be calculated using the “Restricted Stock Valuation (Market Price)” defined below

Cash and/or Unrestricted Shares Payment

The cash and/or unrestricted shares portion of this Memorandum of Understanding (“MOU”) shall be paid as follows: (i) Two Hundred Fifty Thousand Dollars ($250,000) to be paid upon execution of this document. If these payments are made in unrestricted free trading shares then these shares shall valued as outlined below in the “Unrestricted Stock Valuation (Market Price)” section of the Unrestricted Stock Terms.

The restricted stock shall be governed by the “Restricted Stock Terms” as outlined herein. The unrestricted stock shall be governed by the “Unrestricted Stock Terms” as outlined herein. Fulfillment of this MOU by GMF is conditional on the receipt of all payments owed in the specified time frame. Failure to pay as agreed may trigger a default as per the included “Default Provisions”. All media will have a shelf life of thirty-six months from the date of contract. Media unused during the life of the Agreement will be expunged.

Restricted Stock Terms

The shares of Restricted Shares of Common Stock specified as payment are to be issued within ten days from the date of the execution of this MOU. All the Restricted Shares of Common Stock shall be issued as of the Effective Date.

Restricted Stock Valuation (Market Price)

For the purposes of this MOU, the Market Price of the restricted stock shall be the fair market price as represented by One Hundred percent (100%) of the closing price of IWTT’s Common Stock on the day of the signing of this agreement, as reported by the principal national or regional stock exchange on which the common stock is listed. The total number of restricted shares to be issued to GMF for each payment due shall be calculated by dividing the amount due by the Market Price.

Registration Provisions.

The Restricted Shares issued to GMF under this MOU shall be subject to the following registration provisions:

IWTT grants to GMF piggyback registration rights with respect to all Restricted Shares mentioned in this MOU. IWTT shall give prompt written notice to GMF of any intended registration and will automatically include GMF’s Restricted Shares in such registration unless notified to the contrary by GMF. IWTT furthermore agrees to accept and represent to

IWTT’s transfer agent as valid, an opinion letter from GMF’s counsel regarding restricted stock status.

Unrestricted Stock Terms

The initial shares of Unrestricted Shares of Common Stock specified as payment are to be issued within ten days from the execution of this MOU.

Unrestricted Stock Valuation (Market Price)

For the purposes of this MOU, the Market Price of the unrestricted stock shall be the fair market price calculated as One Hundred percent (100%) of the closing price of IWTT’s Common Stock on the day of signing of this Agreement, as reported daily by the principal national or regional stock exchange on which the common stock is listed. The total number of unrestricted shares to be issued to GMF for each payment due shall be calculated by dividing the amount due by the Market Price.

Investment Intent

GMF is acquiring all the shares of IWTT’s Common Stock (“Shares”) for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares, or any part thereof or interest therein. GMF, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the Shares to be acquired by it hereunder, and has so evaluated the merits and risks of such investment. GMF is able to bear the economic risk of an investment in the Shares to be received by it hereunder and, at the present time, is able to afford a complete loss of such investment.

Default Provisions

Any default by IWTT in the payment of any amount when due under this MOU, shall entitle GMF to place a hold on all work specified in this MOU, at its sole option, to terminate this MOU upon Thirty (30) days written notice and declare this MOU null and void. No media advertising will be distributed unless all payments outlined in this MOU have been received by GMF in the time frame specified. IWT shall not be in default as a result of any delays or obligations that are directly or indirectly the result of actions of GMF, or failure to act on the parts of GMF, including without limitation, such GMF’s failure to obtain agreed upon media services or to provide agreed upon services in a timely and professional manner.

Any default by GMF in providing services to IWTT, as contemplated by this MOU shall entitle IWTT to receive back from GMF, such number of Shares (on a pro-rata basis between Restricted Shares and Unrestricted Shares), that would equal the value of the services not so provided by GMF to IWTT. IWTT has the right to cancel this MOU with thirty (30) days written notice, In the event of such cancellation by IWTT, IWTT shall not be responsible for any additional payments owed under this MOU. In the event that GMF cancels this MOU for any reason, GMF shall remit to IWTT such number of Shares (on a pro-rata basis between Restricted Shares and Unrestricted Shares), that would equal the value of the services not so provided by GMF to IWTT.

With respect to the default provisions described in this section, GMF shall not be in default as a result of any delays in services that are directly or indirectly the result of actions of IWTT, or failure to act on the parts of IWTT, such as failure to approve copy submitted by GMF for distribution in a reasonable yet timely manner (generally defined as within two weeks of receipt but can be altered if both parties agree), or failure to submit materials periodically (at least monthly) to GMF to develop features.

This Agreement will be governed, construed and enforced in accordance with and governed by the laws of the state of New York applicable to agreements made and to be performed in such jurisdiction without reference to conflicts of law principles. The Parties irrevocably consent that any legal action or proceeding against them under, arising out of or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement may be brought only in a court with jurisdiction located in, or the federal district court the district of which include Suffolk County in New York and the Parties each irrevocably consent to that venue and to the personal jurisdiction thereof.

The offer contained in this MOU supersedes any previous offers submitted to IWTT and is valid for a period of 14 days from the date in the footnote at the bottom of the page. Please indicate your acceptance of this MOU by signing below, and then please fax the original, followed by mailing of two executed copies, at your earliest convenience to: Don L Rose, CEO/President, Global Media Fund, Inc., PO Box 78, Mt. Sinai, NY 11766; Ph: 631/791-5126, Fax: 631/389-2367.

SIGNATURES

Agreed and Accepted:

IWT Tesoro Corp.
Signature
Date:

Agreed and Accepted:

Global Media Fund, Inc.
Signature

Date: